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                                                                    Exhibit 10.3


                                 EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of January 1, 1998 by and between NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION, a Nevada corporation (NMFS"), and MORRIS MAYBRUCH, a resident of the State of New York ("Maybruch").

                                 W I T N E S S E T H:

     WHEREAS, NMFS is engaged in the provision of medical billing and accounting services to the public; and

     WHEREAS, as of the date hereof, Maybruch sold the assets of his accounting business to NMFS pursuant to the terms of an asset purchase agreement dated as of the even date hereof ("Accounting Business Asset Purchase Agreement");

     WHEREAS, Maybruch is the sole shareholder of Shoreline Medical Billing Systems, Inc. ("Shoreline"), which sold its assets to NMFS pursuant to the terms of an asset purchase agreement dated as of the even date hereof ("Shoreline Asset Purchase Agreement");

     WHEREAS, pursuant to the terms of the Accounting Business Asset Purchase Agreement, NMFS and Maybruch entered into a noncompetition agreement dated as of the even date hereof ("Noncompetition Agreement"), restricting Maybruch's ability to engage in certain businesses within certain time periods and within specified geographical areas and subject to certain conditions;

     WHEREAS, to induce the respective parties to enter into the Accounting Business Asset Purchase Agreement and the Shoreline Asset Purchase Agreement, NMFS and Maybruch have agreed that Maybruch will continue to remain active in the medical billing and accounting services business by rendering services to NMFS on the terms and conditions set forth in this Agreement; and

     WHEREAS, NMFS, Shoreline and Maybruch have agreed under certain circumstances assets acquired by MNFS under the Accounting Business Asset Purchase Agreement and the Shoreline Asset Purchase Agreement may be reacquired by Seller and Shoreline, respectively, and in furtherance of that agreement, Seller, Shoreline and NMFS have executed a Buy-Back Agreement dated as of the even date hereof ("Buy-Back Agreement").

     NOW, THEREFORE, in consideration of the mutual promises in this Agreement and the payments to be made or received by each party, NMFS and Maybruch agree as follows:

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ARTICLE I.     DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

     1.1 Businesses means (1) the accounting services business owned and operated by Maybruch under the tradename "Maybruch & Co., CPA's", the successor of Maybruch's interest in the partnership "Maybruch & Cygielman", and located at 222 Route 59, Suffern, NY 10901, the assets of which were acquired by NMFS pursuant to that the Accounting Business Asset Purchase Agreement dated as of the even date hereof; and (2) the medical billing business owned and operated by Shoreline located at 222 Route 59, Suffern, New York, the assets of which were acquired by NMFS pursuant to the Shoreline Asset Purchase Agreement dated as of the even date hereof.

     1.2  Commencement Date means January 1, 1998.

     1.3 Confidential Information means information that is proprietary to NMFS or proprietary to others and entrusted to NMFS, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted and to past or current products, services or procedures. Confidential Information also includes, without limitation, customer names, customer addresses, customer lists, fee schedules, managed care contracts and rates, quality assurance policies and procedures, staffing models, design maintenance and operation of centers, and information concerning research, development, purchasing, accounting, marketing, selling and services. Confidential information does not include:
          (i) information which is public information at the time such information is disclosed by Maybruch, or thereafter becomes public through no violation of this Agreement; (ii) information which was in the possession of Maybruch or any entity with which he was affiliated prior to its disclosure by NMFS to Maybruch; (iii) any disclosure of information to the extent required by applicable law, regulation, or judicial or regulatory process; or (iv) use by Maybruch or Shoreline as evidence in or in connection with any arbitration or litigation relating to this Agreement, the Accounting Business Asset Purchase Agreement, the Shoreline Asset Purchase Agreement, the Noncompetition Agreement or any other agreement related to the above-mentioned agreements.

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     1.4  Full-Time means 5 days per week for 46 weeks per year.

     1.5 Territory means the geographical area within a fifty- (50-) mile radius of 222 Route 59, Suffern, New York 10901.

ARTICLE II. EMPLOYMENT, DUTIES AND TERM

     2.1 Employment. Upon the terms and conditions set forth in this Agreement, NMFS hereby employs Maybruch, and Maybruch accepts such employment by NMFS.

     2.2  Services and Duties.

          (a) During the term of this Agreement, and excluding any periods of personal time to which Maybruch is entitled, Maybruch agrees to devote his best efforts and attention during normal business hours to the business and affairs of NMFS and, to the extent necessary to discharge the responsibilities assigned to Maybruch hereunder, to use Maybruch's best efforts to perform faithfully and efficiently such responsibilities, to abide by the policies and procedures of NMFS and to accept no other gainful employment without the consent of NMFS. Maybruch will work Full-Time as a staff employee of NMFS.

          (b) All monies paid to or received by Maybruch for teaching, research, honoraria, writing and the like, as well as payments received for professional services rendered as a certified public accountant, shall be income to and the property of Maybruch;

          (c) Maybruch shall perform the services required hereunder principally at 222 Route 59, Suffern, New York 10901 and at such other locations in the New York metropolitan area as NMFS shall reasonably direct.

     2.3  DELETED

     2.4 Certain Proprietary Information. If Maybruch possesses any proprietary information of another person or entity as a result of prior employment or relationship, Maybruch shall honor any legal obligation that Maybruch has with that person or entity with respect to such proprietary information.

     2.5 Term. The employment pursuant to this Agreement shall begin on the Commencement Date and shall end on the day immediately prior to the fifth anniversary of the

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          Commencement Date year, unless sooner terminated as set forth in
          Article IV hereof.

          In the event that Maybruch should remain employed with NMFS beyond the term of this Agreement and no new employment agreement has been executed: (a) Maybruch shall be deemed an employee at will, and his employment may then be terminated upon ninety (90) days written notice by either party, and (b) all other terms and conditions of this Agreement shall continue to apply.

ARTICLE III.  COMPENSATION, BENEFITS AND EXPENSES

     3.1 Base Compensation. During the term of Maybruch's employment by NMFS, in addition to payment of the sign-up bonus pursuant to
          Section 3.8 hereof and the performance bonus pursuant to Section
          3.9 hereof, Maybruch shall receive base compensation in consideration of his services hereunder equal to: THIRTY AND 33THS/100THS PERCENT (30.33%) of the "Net Income" (as hereinafter defined), subject to the following terms hereof:

          NMFS shall pay Maybruch an advance or draw, against anticipated base compensation due hereunder, in the sum of $145,000.00 per annum, payable semi-monthly in accordance with NMFS's customary payroll practices. This advance or draw is not additional or guaranteed compensation, and shall be reconciled against actual compensation due on a quarterly basis as provided in Section 3.2 hereof.

          Notwithstanding anything to the contrary herein, in the event that the net revenues of NMFS for any calendar year exceeds $2,095,000, NMFS shall pay Maybruch no less than the sum of $145,000.00 per annum, which payment shall be guaranteed (but not additional) compensation hereunder, irrespective of Net Income.

     3.2 Net Income. For purposes of this Agreement, the term "Net Income" shall mean net income before taxes computed in accordance with generally accepted principles using the accrual method of accounting and shall be equal to net revenues of NMFS for the period in question, initially commencing on the Closing Date and attributable to: (1) the assets or existing customers of the Businesses, (2) customers obtained as a result of the efforts of Maybruch, or (3) customers managed or serviced within the Territory (as that term is defined in the Noncompetition Agreement), such customers described in the foregoing (1), (2), and (3) of this

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          subparagraph being referred to hereinafter as "Contract Customers", less: (a) all direct operating expenses of NMFS servicing the Contract Customers for the period in question, including but not limited to, all employees' salaries, compensation, payroll taxes, health insurance, expense reimbursement, sign-up bonuses, performance bonuses and other benefits (other than to Maybruch), rent, office and supplies, general liability insurance, telephones, computers, repairs and maintenance, equipment rental and leases;
          (b) a management overhead allowance of $72,731 during the first twelve (12) months following the date of this Agreement and thereafter five percent (5%) of the net revenues of NMFS attributable to the Businesses; (c) amortization over an 18-year period of the consideration paid by NMFS in connection with the acquisition of the Businesses and incentives payable to Maybruch (i.e., $140,489 per year); (d) depreciation and amortization over a 5-year period of leasehold improvements, equipment, other fixed assets and intangibles purchased after the Closing Date; and
          (e) interest costs associated with the acquisition of fixed assets and intangibles for the Accounting Business after the Closing Date
          (i.e., any financing costs for capital equipment acquired for the Businesses after the Closing Date). For purposes of this Section
          3.2, the term "net revenues" shall mean gross revenues, minus contractual adjustments and uncollectible accounts, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied.

          No expenditure of NMFS for servicing the Contract Customers may be considered an expense or in any way taken into account in the computation of Net Income if the expenditure is outside the operating budget approved by Maybruch in accordance with Maybruch's employment pursuant to the Employment Agreement and Maybruch has not approved the expenditure in advance in writing, which approval shall not be unreasonably withheld.

     3.3 Personal Time. Maybruch shall be entitled during the term of this Agreement to absent himself voluntarily or due to actual illness from the performance of his employment under this Agreement, all such voluntary absences to count as personal time, provided that:

          (a) Such personal time shall not exceed six (6) work weeks (30 working days) during each calendar year (prorated for any partial calendar year) during the period Maybruch is employed Full-Time hereunder.

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          (b)  The timing of personal time shall be scheduled in a reasonable manner that is consistent with the best interest of NMFS.

          (c) In addition to the aforesaid personal time, Maybruch shall be entitled to the following holidays: Religious holidays, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. In addition, Maybruch shall be entitled to take as holidays any additional days that NMFS is closed for a holiday.

          (d) Maybruch shall not be entitled to receive any additional compensation from NMFS (or to receive any additional compensation upon termination or expiration of employment) on account of his failure to take personal time. Unused personal time during a calendar year may not be used in a subsequent calendar year.

          Vacation time, educational and sick leave shall be deemed personal time, and shall be subject to the provision of this Section 3.3.

     3.4 Employee Benefits. During the term of the Maybruch's employment under this Agreement, Maybruch shall be entitled to participate in all of the employee benefit programs which are available to NMFS employees.

     3.5 Office and Facilities. During the term of Maybruch's employment under this Agreement, NMFS shall provide Maybruch the use of NMFS's facilities and support services, which shall include, but not be limited to computer hardware, computer software, computer support, accounting and legal services, which services are provided as part of the management overhead allowance.

     3.6  Business Expenses.  In addition to the base compensation due under
          Section 3.1 hereof, NMFS shall pay to Maybruch a business expense allowance of $36,000 per calendar year, payable in equal monthly installments of $3,000 per month. In addition, NMFS shall bear any other business expenses to the extent permitted by Internal Revenue Service guidelines in effect from time to time for business expense reimbursement. Maybruch is responsible to promptly account for all expenses to NMFS in the manner prescribed from time to time by NMFS, including such records as are required by the Internal Revenue Service.

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     3.7  DELETED

     3.8 Sign-up Bonus. On March 1, 1998 and on the first day of each succeeding June, September, December and March through and including December 1, 2003, NMFS shall pay Maybruch the sum of TWENTY-ONE THOUSAND SEVEN HUNDRED SIXTY-FIVE U.S. DOLLARS ($21,765.00) as a sign-up bonus, in further consideration of the execution of this Agreement by Maybruch.

    3.9 Performance Bonus. NMFS shall pay Maybruch a performance bonus as set forth in this Section 3.9.

          A. On March 1, 1999 and on March 1 of each succeeding year during the initial five-year term of this Agreement, NMFS shall pay to Maybruch the lesser of (i) an amount equal to the excess by which the Net Income (as defined in Section 3.2 hereof) during the preceding calendar year exceeds $595,609.00, (ii) zero, if there is no such excess, or (iii) $248,743.00.

          B. On the fifth anniversary date of this Agreement, NMFS shall pay to Maybruch:

               (i) ONE MILLION TWO HUNDRED FORTY-THREE THOUSAND SEVEN HUNDRED SIXTEEN U.S. DOLLARS ($1,243,716.00), minus

               (ii) any amounts paid pursuant to Section 3.9(A) hereof, plus

              (iii) 50% of the Net Income for the five year period following the Commencement Date ("Five-Year Net Income") in excess of $2,978,045, minus

               (iv) 2.0 times the amount, if any, that $2,978,045 exceeds the
                    Five-Year Net Income.

               An example the computation of this performance bonus is set forth in Exhibit "A" attached hereto.

          C. Notwithstanding any terms to the contrary herein, Maybruch shall not be obligated to repay any funds received by him as a result of the adjustments pursuant to Section 3.9(B).

          D. The amounts due to Maybruch under this Section 3.9 are subject to the adjustments contained in Section 2.1 of the Accounting Business Asset Purchase Agreement.

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ARTICLE IV.  EARLY TERMINATION

     4.1 Early Termination. Subject to the respective continuing obligations of the parties elsewhere provided in this Agreement and in the Buy-Back Agreement, this Article IV sets forth the terms for early termination of Maybruch's employment under this Agreement.
          In the event of early termination of Maybruch's employment due to death or disability or for any other reason, NMFS shall continue to pay the amounts set forth in Sections 3.8 and 3.9 of this Agreement, except that Sections 3.9(B)(iii) and 3.9(B)(iv) shall be null and void and therefore the amount due Maybruch pursuant to
          Section 3.9(B) shall be $1,243,716 (or $1,643,716, if such amount is increased pursuant to Section 2.1 of the Accounting Business Asset Purchase Agreement) minus any amounts paid pursuant to
          Section 3.9(A); such amounts shall be payable to Maybruch or, if applicable, to the administrator or executor of Maybruch's estate or the legal guardian of Maybruch.

     4.2 No Termination Without Cause. This Agreement may not be terminated without cause.

     4.3 Termination by NMFS for Cause. NMFS may terminate Maybruch's employment under this Agreement for cause effective upon written notice to Maybruch. For purposes of this Agreement, "Cause" means
          (a) an act or acts of personal dishonesty taken by Maybruch resulting in personal enrichment of Maybruch at the expense of NMFS, (b) any material breach by Maybruch of his duties and other obligations under this Agreement, after written notice and thirty
          (30) days in which to cure the same, (c) if Maybruch is convicted of a felony involving moral turpitude, (d) if any material representation of Maybruch to NMFS is untrue and Maybruch knew the representation was untrue, (e) habitual absenteeism (in excess of personal time permitted hereunder), alcoholism or any form of drug abuse having a material adverse effect on Maybruch's performance of his duties or an adverse effect on NMFS, and (f) intentional conduct or activities (excluding conduct or activities engaged in by Maybruch in good faith exercise of his business judgment on behalf of NMFS) materially damaging to NMFS or to EquiMed.

     4.4 Termination in the Event of Death or Disability. Maybruch's employment under this Agreement shall terminate (a) upon Maybruch's death or (b) in the event Maybruch is unable to perform his duties for NMFS for four (4) consecutive months as a result of a physical or

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          mental disability. Employee shall be deemed unable to perform his duties to NMFS when he is deemed disabled for purposes of any disability insurance policy maintained by NMFS or by Maybruch and covering Maybruch's risk of disability.

     4.5  Notice of Termination; Date of Termination.  The provisions of this
          Section 4.5 shall apply in connection with any early termination of Maybruch's employment under this Agreement pursuant to this Article IV.

          (a) For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

          (b) For purposes of the Agreement, "Date of Termination" shall mean: (1) if Maybruch's employment is terminated due to death, the day Maybruch's death occurs; (2) if Maybruch's employment is terminated by NMFS for Cause, the date specified in the Notice of Termination; (3) if Maybruch's employment is terminated by mutual agreement of the parties, the date specified in such agreement; (4) if this Agreement is terminated due to disability, the date specified in the Notice of Termination, which in no event shall be a date earlier than four (4) months after Maybruch has been continuously unable to perform his duties to NMFS as a result of physical or mental disability; or (5) in any other instance not referred to in this Section 4.5(b)(1) thru (4) above, the last day of Maybruch's employment with NMFS.

     4.6 Compensation upon Termination of Employment. In addition to the other amounts due Maybruch under the terms of this Agreement, upon termination of Maybruch's employment under this Agreement, NMFS shall, within thirty (30) days following the Date of Termination, pay any Base Compensation earned by Maybruch and reimburse Maybruch amounts due for reimbursable business expenses incurred by Maybruch through the Date of Termination and any additional amounts due Maybruch in accordance with the terms of any Plan. Upon termination of employment for any reason whatsoever, Maybruch shall not be entitled to be paid for any unused personal time under Section 3.2.

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     4.7  Termination by Maybruch.  In the event any payment owed to Maybruch under Article III hereof is not made when due and such default is not cured within seven (7) days after Maybruch gives NMFS written notice of such default, then Maybruch may, within ten (10) days thereafter, give written Notice of Termination of this employment relationship with NMFS and in such case Article VI (Noncompetition) hereof shall cease to bind Maybruch and shall be null and void. In the event Maybruch terminates his employment relationship with NMFS under this Section 4.7, then Maybruch shall be entitled to base compensation under Section 3.1 hereof and business expense reimbursement under Section 3.6 hereof due through the Date of Termination, and notwithstanding any terms to the contrary herein, NMFS shall continue to pay all amounts due Maybruch under Sections
          3.8 and 3.9 hereof, except that Sections 3.9(B)(iii) and 3.9(B)(iv) shall be null and void and therefore the amount due Maybruch pursuant to Section 3.9(B) hereof shall be $1,243,716 (or $1,643,716, if such amount is increased pursuant to Section 2.1 of the Accounting Business Asset Purchase Agreement) minus any amounts paid pursuant to Section 3.9(A) hereof.

ARTICLE V.  CONFIDENTIAL INFORMATION

          Prohibitions Against Use. Maybruch will not during or subsequent to the termination or expiration of Maybruch's employment under this Agreement use or disclose, other than in connection with Maybruch's employment with NMFS, any Confidential Information to any person not employed by NMFS or not authorized by NMFS, without the prior written consent of NMFS. Maybruch will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information.

ARTICLE VI.  NON-COMPETITION

     6.1 Acknowledgements. Maybruch agrees and acknowledges that: (i) he shall be in a position of confidence and trust with NMFS and he shall have access to Confidential Information; (ii) the nature and periods of restrictions imposed by the covenants set forth in this
          Article VI are fair, reasonable and necessary to protect and preserve for NMFS the benefits of this Agreement and that such restrictions shall not prevent this Maybruch from earning a livelihood; (iii) NMFS would sustain irreparable loss and damage if Maybruch were to breach any of such covenants; (iv) the Territory is reasonably sized inasmuch as the business of NMFS is conducted over

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          a wide geographical area and is based on serving customers in the entire Territory to be successful; and (vi) the covenants herein set forth are made as an inducement to and have been relied upon by NMFS in entering this Agreement.

     6.2 Non-Competition by Maybruch. Maybruch agrees that, during the term of his employment by NMFS and for a period of two (2) years following the termination or expiration of Maybruch's employment with NMFS for any reason, Maybruch will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm, knowingly engage in medical billing or accounting services in competition with NMFS within the Territory, as conducted by NMFS during the term of the Agreement or as of the date of such termination or expiration of employment. Notwithstanding anything herein to the contrary, nothing shall prohibit Maybruch from rendering professional services as a certified public accountant.

     6.3 Solicitation of Customers. Maybruch will not knowingly solicit any person or entity who is or was a customer of NMFS, for a period of two (2) years after the termination or expiration of Maybruch's employment with NMFS for any reason.

     6.4 Covenant Not to Recruit. Maybruch recognizes that NMFS workforce represents a substantial financial and educational investment and constitutes an important and vital aspect of its business.
          Maybruch agrees that, during the term of his employment by NMFS and for a period of two (2) years following the termination or expiration of Maybruch's employment with NMFS for any reason whatsoever, he shall not knowingly solicit, or assist anyone else in the solicitation of, any of NMFS's then current employees, except for Mary Maybruch, to terminate their employment with NMFS and to become employed by any business enterprise with which Maybruch may then be associated, affiliated or connected.

     6.5 Severability. If any of the provisions of this Article VI should in whole or part be held invalid in a final judgment by a court of competent jurisdiction, such invalidity shall not affect the validity of the rest of this Article VI, the parties intending that such provision be severable.

     6.6 Injunctive Relief. The parties hereto recognize and hereby acknowledge that it is impossible to measure in money the damages which would result to NMFS or its

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          successors or assigns by reason of a failure by Maybruch to perform any of the obligations imposed upon him under Article VI of this Agreement. Therefore, NMFS or its successors or assigns shall be entitled to injunctive and other equitable relief to enforce the terms of Article VI of this Agreement, without the necessity of showing irreparable harm and without the necessity of posting bond or security. If NMFS or its successors or assigns should institute an action or proceeding to enforce the provisions of Article VI hereof, Maybruch hereby waives the claim or defense that any such party has an adequate remedy at law, and Maybruch shall not urge in any action or proceeding the claim or defense that such a remedy at law exists. At the discretion of the court or arbitrator before which an injunctive proceeding is brought, the running of the covenants herein may be tolled and extended for a period of time equal to the time period Maybruch shall be in violation of any such covenant.

ARTICLE VII.  GENERAL PROVISIONS

     7.1 Completion of Documents. Maybruch agrees to cooperate with NMFS in maintaining and providing customary financial, administrative and other records as may be needed by NMFS or as required and/or allowed by law.

     7.2  DELETED

     7.3 Physical and Mental Condition. Maybruch represents that he is in good physical and mental health, has no chronic illness nor any prior physical or mental problems, the recurrence of which would impair his ability to function under all the terms and conditions of this Agreement.

     7.4 Assignment. The Agreement is not assignable by Maybruch. This Agreement may be assigned by NMFS.

     7.5 Offsets. Any amount payable to Maybruch pursuant to this Agreement may be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Maybruch to NMFS. Notwithstanding the foregoing, there shall not be any offsets for indemnification under Sections 8.1(c) or 8.1(d) of the Accounting Business Asset Purchase Agreement. In the event that any offset by NMFS is challenged by Maybruch and not affirmed by a nonappealable decision or order after such dispute is arbitrated or litigated, as the case may be, NMFS shall, upon demand, pay Maybruch the amount of the offset plus interest from the original due date of such payment at

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          the rate of nine percent (9%) per annum, along with all reasonable attorneys fees, costs, disbursements and expenses incurred by Maybruch in connection with such arbitration or litigation.

     7.6 Withholding.To the extent required by any applicable law, including without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, NMFS retains the right to withhold such portion of any amount or amounts payable to Maybruch under this Agreement as is required by law.

     7.7 Governing Law; Arbitration. This Agreement shall be construed and interpreted under the laws of the State of New York. The parties agree that all disputes concerning this Agreement shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Westchester County, New York, by one arbitrator. The party initiating arbitration shall give the other notice of the matter in dispute. If the parties fail to agree upon an arbitrator within ten days after notice of initiation of the arbitration is given, the American Arbitration Association shall select the arbitrator. All determinations and the final decision of the arbitrator shall be made in writing. The fees and expenses of the arbitrator shall be awarded by the arbitrator in his discretion as part of the award. The arbitrator's award shall be binding on the parties hereto and may be entered in any court of competent jurisdiction. The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitrator will have the right to make a final determination of the parties' rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

     7.8 Rules of Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of a party by reason of such party having or being deemed to have drafted, structured or dictated such provisions.

     7.9 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor

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           shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     7.10 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto and, if on behalf of NMFS, only by its President.

     7.11 Notices. All notices, demands and other communications hereunder shall be written and shall be deemed to have been duly given if
           (i) sent by fascimile transmission and mailed by regular mail,
           (ii) delivered in person, or (iii) sent by nationally recognized overnight carrier prepaid, to the address set forth below:

           To NMFS:            National Medical Financial
                                    Services Corporation
                               1315 Greg Street, Suite 103
                               Sparks, NV 89431
                               Attention: Douglas R. Colkitt, M.D.
                               Fax: (814) 238-8069

           with a copy to:     Marcy L. Colkitt & Associates, P.C.
                               P.O. Box 607
                               Indiana, PA 15701
                               Fax: (412) 463-3569

           To Maybruch:        Morris Maybruch
                               222 Route 59
                               Suffern, NY 10901
                               Fax: (914) 357-0480

           with a copy to:     Larry Schwartz, Esq.
                               Schwartz & Silverstein LLP
                               254 South Main Street
                               New City, NY 10956
                               Fax: (914) 638-9090

           or to such other address as NMFS or Maybruch may designate by written notice to the other. Notices delivered in person or by fascimile transmission shall be deemed delivered on the date of delivery or transmission respectively. Notices sent by nationally recognized overnight carrier shall be deemed delivered forty-eight
           (48) hours after the date sent. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be a receipt of the notice, request or other communication. Any notice, request or

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           other communication required or permitted to be given by any party may be given by such party's legal counsel.

     7.12 No Restrictive Covenants. Maybruch represents and warrants that he is not subject to any restrictive covenant which would prohibit or limit any of the services that Maybruch must perform as contemplated by this Agreement.

     7.13 Sole Employer; No Guarantor. NMFS shall be the sole employer of Maybruch hereunder, and no officer, director, employee or shareholder of NMFS shall be a guarantor of this Agreement.

     7.14 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to the subject matter hereof all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MAYBRUCH:                          NMFS:


-------------------------          NATIONAL MEDICAL FINANCIAL
MORRIS MAYBRUCH                    SERVICES CORPORATION



                                   By:  --------------------------------
                                                    President


Address:                           Address:

----------------------             1315 Greg Street, Suite 103
----------------------             Sparks, NV 89431

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